UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 21, 2010

HELICOS BIOSCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33484	05-0587367
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

One Kendall Square
Building 700
Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

(617) 264-1800

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Helicos BioSciences Corporation (the “Company”) approved a retention program (“Retention Program”) which is designed to retain and motivate the Company’s employees, including members of its executive management team, as the Company plans alternatives to its existing long-term strategic focus, including a repositioning of the Company in the genetic analysis markets.  The Retention Program will be implemented in the form of a contractual agreement with each Company employee and is pending final documentation.

The Retention Program provides for restricted stock awards (“Awards”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), to be granted under the Company’s 2007 Stock Option and Incentive Plan (the “2007 Plan”) to all employees including executive officers Marc S. Levine, Senior Vice President, Product Development (in the amount of 700,000 shares) and Jeffrey R. Moore, Senior Vice President and Chief Financial Officer (in the amount of 1,100,000 shares).  The Awards will be subject to a vesting schedule with 12.5% vesting semi-annually on each of January 1 and July 1 over the next four (4) years.  If a management participant in the Retention Program is terminated without cause or resigns for good reason during the twelve months after a change in control of the Company, any unvested shares subject to such management participant’s Awards will immediately vest and such management participant will be entitled to the economic benefit of any unissued portion of his or her Award.  The Awards to members of executive management, including Mr. Levine and Mr. Moore, are contingent and shall be granted upon (i) there being sufficient shares available under the 2007 Plan, or if there are not, (ii) receipt of shareholder approval of the requisite subsequent increase in shares reserved under the 2007 Plan.  The Awards to non-management employees will be granted immediately and consist of an aggregate amount of approximately 2.8 million shares.

The Awards are subject to anti-dilution protection which will be triggered in the event that the Company effects an equity or equity-linked financing, whether strategic or otherwise, beginning with and including the Company’s next equity or equity-linked financing consummated following June 21, 2010 and continuing during the twenty-four (24) month period after such next financing until the Company has raised an aggregate of twenty-five million dollars ($25,000,000) in net proceeds in one or more such financings.  Ronald A. Lowy, the Company’s President and Chief Executive Officer, will not receive an Award but will receive the benefit of this anti-dilution protection in respect of the shares of restricted Common Stock he already holds.

The Retention Program also provides for cash awards (“Non-Management Retention Cash Awards”) to the Company’s non-management employees and cash or unrestricted Common Stock awards (“Management Unrestricted Stock/Cash Awards”) if

Company financial and commercial performance targets are achieved.  The maximum potential Non-Management Retention Cash Awards will total approximately $500,000.  The Management Unrestricted Stock/Cash Awards provide that management participants in the Retention Program, including Mr. Lowy, Mr. Levine and Mr. Moore, may each receive awards of unrestricted Common Stock or cash equal to 30% of their base salary.  In addition to the above described performance targets, the unrestricted Common Stock awards are contingent upon (i) there being sufficient shares available under the 2007 Plan, or if there are not, (ii) receipt of shareholder approval of the requisite subsequent increase in shares reserved under the 2007 Plan.

Item 8.01               Other Events

The description of the Company’s Retention Program set forth under Item 5.02 is incorporated herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELICOS BIOSCIENCES CORPORATION

		By:	/s/ Ronald A. Lowy
Date:	June 22, 2010	Name:	Ronald A. Lowy
		Title:	President and Chief Executive Officer